Exhibit 99.1

UFP Technologies, Inc.

172 East Main Street

Georgetown, MA 01833 – USA

Tel.  978-352-2200  /  Fax  978-352-5616

INFO@UFPT.COM  /  WWW.UFPT.COM

FOR IMMEDIATE RELEASE	CONTACT:
May 7, 2003	Ron Lataille (978) 352-2200

UFP TECHNOLOGIES ANNOUNCES FIRST QUARTER RESULTS

Georgetown, Mass. (May 7, 2003).  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and specialty products, today reported net sales of $14.2 million for its first quarter ended March 31, 2003.  These sales compare to $15.5 million in the comparable quarter a year ago.  The Company reported a net loss of $368,000 or $0.08 per common share for the first quarter compared to a loss of $316,000 or $0.07 per common share a year ago.

According to R. Jeffrey Bailly, President and CEO, “Sales remain sluggish in a tough economic climate, especially in the packaging side of our business. However, the recent trends have been positive. Each month in the quarter was better than the previous month, and it appears that Q2 results will be a solid improvement over Q1. We are excited about several programs that launched during the first quarter, others that will launch in Q2 and Q3, as well as a $77 million automotive program scheduled to start in mid-2004.  These programs all incurred significant start-up costs, many of which were absorbed in February and March.”

Bailly said the company will continue to balance cost control efforts with investments to spur growth.  “We reduced our selling, general and administrative expenses by 15% during the first quarter,” he said. “And we recently closed on a new, expanded credit facility with Fleet Capital that will help provide the financing we need to grow.  We will continue to make the strategic moves necessary to ensure the company’s long-term success.”

UFP Technologies is an innovative designer and manufacturer of a broad range of high performance cushion foam and molded fiber packaging products, and specialty foam and plastic products for industrial and consumer markets.  The company’s Packaging division is a leader in the emerging market for environmentally sound molded fiber interior packaging.

* * *

This news release contains forward-looking information that involves risks and uncertainties, including statements about expected positive results from the company’s investments and new programs, improved results, available credit under the company’s new credit facility, the ability of the company to obtain more automotive contracts, and the expected volume of sales under the company’s new contract with a large Tier-1 automotive supplier.  The company cannot guarantee that it will benefit at all from its contract with the automotive supplier.  This contract is terminable by the automotive supplier for any reason, subject to a cancellation charge.  In addition, the $77 million revenue value of the contract is only an estimate based on the projected needs of the automotive supplier.  The company’s revenues are directly dependent on the ability of the automotive supplier to develop, market, and sell its products in a timely, cost-effective manner.  If the automotive supplier’s needs decrease over the course of the eight-year contract, the company’s estimated revenues from this contract may also decrease.  Even if the company generates revenue from the project, the company cannot guarantee that the project will be profitable, particularly if revenues from the contract are less than expected.  Investors are cautioned that such forward-looking statements involve other risks and uncertainties, including the ability of the company to achieve positive results due to competition, evolving customer requirements, difficulties in integrating acquired businesses and product lines, difficulties associated with the roll out of new products and other factors. Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the company’s expectations as of the date of this press release.  The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

UFP Technologies, Inc.

Consolidated Condensed Statements of Operations

($ in thousands, except Per Share data)

	Three Months Ended
	31-Mar-03	31-Mar-02
	(unaudited)	(unaudited)
Net sales	$14,245	$15,531
Cost of sales	11,985	12,659
Gross profit	2,260	2,872
SG&A	2,686	3,154
Operating loss	(426)	(282)
Interest expense, other income & expenses	168	227
Loss before income taxes	(594)	(509)
Income taxes	(226)	(193)
Net loss	$(368)	$(316)
Weighted average diluted shares outstanding	4,429	4,302
Per Share Data
Net loss	$(0.08)	$(0.07)

Consolidated Condensed Balance Sheet

($ in thousands)

	31-Mar-03	31-Dec-02
	Unaudited	Audited

Assets
Current assets	$16,042	$15,122
Net property, plant, and equipment	10,709	11,206
Other assets	9,003	9,055
Total assets	$35,754	$35,383
Liabilities and stockholders’ equity
Current liabilities	$13,524	$13,582
Long-term debt	7,517	6,851
Other liabilities	900	900
Total liabilities	$21,941	$21,333
Total stockholders’ equity	13,813	14,050
Total liabilities and stockholders’ equity	$35,754	$35,383